Exhibit 99.1

SHAREHOLDER NEWS
FOR IMMEDIATE RELEASE
CONTACT: Rick Flynt
770-441-2051

IMMUCOR ANNOUNCES FISCAL SECOND QUARTER RESULTS

NORCROSS, GA. (January 7, 2008) – Immucor, Inc. (Nasdaq/NM: BLUD), a global leader in providing automated instrument-reagent systems to the blood transfusion industry, today reported financial results for the fiscal second quarter ended November 30, 2007.

Revenue for the fiscal second quarter was $61.9 million, up 14% from $54.4 million in the same period last year. Of the $7.5 million total increase in revenues, approximately $6.6 million came from price increases in the United States, approximately $0.8 million came from sales increases including instrument revenues outside the United States, and the effect of the change in the Euro, Japanese Yen and Canadian dollar exchange rates increased sales by approximately $1.9 million. These revenue increases were partially offset by approximately $1.8 million in volume decreases in the United States as compared to the prior year quarter, including approximately $1.0 million resulting from our previously announced decision to cease collagen production. Gross margin was 67.6% in the quarter compared to 69.5% in the prior year quarter. The reduction in gross margin was primarily due to an increase in the number of instruments in the current year quarter as compared to the prior year quarter for which we recognized the cost of the instrument and deferred the revenue.

Net income for the second quarter was $16.2 million, up 15% from $14.1 million for the same quarter last year. Diluted earnings per share totaled $0.23 on 71.1 million weighted average shares outstanding, up from $0.20 on 70.5 million weighted average shares outstanding for the same period last year.

Sales of instruments were $6.5 million in the second quarter of fiscal 2008, an increase from $4.9 million in the fiscal 2007 second quarter. Most instrument sales are recognized over the life of the underlying reagent contract, which is usually 5 years. In the quarter ended November 30, 2007 approximately $3.3 million of instrument sales for 34 Galileo and Echo instruments were deferred in this manner while the associated cost of sales of approximately $2.4 million was expensed. As of November 30, 2007, deferred instrument revenues, including deferred service revenues, totaled $22.6 million. Reagent gross margin grew to 76.9% during the second quarter of fiscal 2008 compared to 76.7% in the same period last year.

“We are pleased with our quarterly results, particularly the number of Echo orders received in the United States” said Dr. Gioacchino De Chirico, President and Chief

Executive Officer. “In the second quarter we received 41 Echo orders in the United States and another 14 Echo orders in the rest of the world for a total of 55 in the quarter. We received Health Canada approval for the Echo on November 23, 2007 which allows us to begin marketing the instrument in Canada, and we expect an increasing number of new Echo orders will come from outside the United States.  We also received orders for 24 Galileo in the United States in the second quarter, 16 of which were from the American Red Cross, and another 12 Galileo orders in the rest of the world for a total of 36 in the quarter.” Commenting further, Dr. De Chirico stated, “Based on the very positive customer reaction to the launch of the Galileo ECHOTM in the United States and the recent approval in Canada we believe we can achieve future market share gains and revenue growth through an increasing number of Echo placements and continued Galileo® placements.  As of November 30, 2007, the Company had received orders for a total of 540 Galileo instruments worldwide, including 304 in Europe, 234 in North America and 2 in Japan, and 478 of these instruments were generating reagent revenues, an increase of 22 in the quarter. As of November 30, 2007, the Company had received orders for a total of 85 Echo instruments worldwide.”  Dr. De Chirico also noted, “We previously announced that the Company has commenced research and development work on a second generation Galileo and that project is progressing well. We expect that improvements in the second generation Galileo will extend by several years the life of the instrument in the market.”

Selected Highlights

•Sales of traditional reagent products, i.e., products not using the Company’s patented Capture® technology, increased $5.6 million, or 15%, from $37.4 million in the second quarter of 2007 to $43.0 million in the second quarter of 2008. Sales of Capture products increased approximately $1.3 million to $12.2 million, a 12% increase over the prior year quarter. Human collagen sales decreased approximately $1.0 million to $0.2 million. We discontinued the production of collagen as our present commitment to a third party has expired.

•The gross margin on traditional reagents was 74.7% for the current quarter, compared with 74.9% in the prior year quarter. Gross margins were negatively impacted by lower production volumes as we previously increased inventory levels as part of the Houston consolidation process. The gross margin on Capture® products was 84.5% for the current quarter, compared with 82.9% in the prior year quarter.  The gross margin on human collagen sales was a negative 57.4% during the quarter, compared with 23.4% in the prior year quarter.

•Sales of instruments were $6.5 million in the second quarter of 2008 compared to $4.9 million in the second quarter of 2007. The gross margin on instruments, including the impact of the cost of providing service, was a negative 7.8% for the current quarter, compared to 9.1% for the same quarter last year.

•The effect on revenues of the change in the Euro, Japanese Yen and Canadian dollar exchange rates was an increase of approximately $1.9 million for the second quarter of fiscal 2008 as compared to the prior year quarter.  The effect on net income of the change in the Euro, Japanese Yen and Canadian dollar exchange rates was an increase of approximately $0.2 million in the quarter ended November 30, 2007 as compared to the prior year quarter.

•Distribution expenses increased by $0.3 million in the second quarter and selling and marketing expenses increased by $1.1 million as compared to the prior year quarter. Selling and marketing expenses in the United States were impacted by an increase of $0.5 million in personnel costs, and an increase in travel costs of $0.1 million. General and administrative expenses increased by $1.0 million for the second quarter of fiscal 2008 as compared to the prior year quarter. General and administrative expenses in the United States were impacted by a $0.3 million increase in personnel costs, and a $0.2 million increase in consulting costs. Our recent decision to set up a new French subsidiary increased general and administrative expenses by approximately $0.2 million. Research and development expenses decreased by $0.4 million to $1.4 million in the second quarter caused in part by a $0.3 million reduction in consulting costs. Overall operating expenses increased by $0.7 million as a result of the effect of the change in the Euro, Japanese Yen and Canadian dollar exchange rates.

•Operations continue to generate strong cash flow. Cash and cash equivalents totaled $137.8 million at the end of the current quarter compared to $124.8 million at the end of the prior quarter and $113.6 million at May 31, 2007.

Immucor reaffirms its revenue, gross margin and earnings per diluted share guidance for the fiscal year ending May 31, 2008 as disclosed in its press release dated May 31, 2007.

Immucor, Inc. will host a conference call January 8, 2008 at 8:30 a.m. (EST) to review these results.  Investors are invited to participate in this conference call with Dr. Gioacchino De Chirico, President and Chief Executive Officer; Richard Flynt, Chief Financial Officer; Patrick Waddy, Vice President International Finance; and Edward L. Gallup, consultant. The call will focus on the results for the second quarter and general business trends.  This earnings release will be posted on Immucor’s website, as well as any material financial information that may be discussed by Messrs. De Chirico, Flynt, Waddy or Gallup during this call that is not contained in the earnings release.  Both this earnings release and the additional financial information, if any, will be posted as soon as practicable after the call on the investor news section of Immucor’s website.  To access this information once posted, go to Immucor’s website at www.immucor.com and click on “About Us – Press Releases.” To participate in the telephone conference call, dial 1-888-950-8044, pass code BLUD. Replays of the conference call will be available for one week beginning at 12:00 PM on January 08, 2008 by calling 1-866-361-4941.  Beginning January 15, 2008, audio of the conference call or a transcript of the audio will be available on the “About Us – Press Releases” page of the Immucor website.

Founded in 1982, Immucor manufactures and sells a complete line of reagents and systems used by hospitals, reference laboratories and donor centers to detect and identify certain properties of the cell and serum components of blood prior to transfusion. Immucor markets a complete family of automated instrumentation for all of its market segments.

For more information on Immucor, please visit our website at www.immucor.com.

Statements contained in this press release that are not statements of historical fact are “forward-looking statements” as that term is defined under federal securities laws, including, without limitation, all statements concerning Immucor’s expectations, beliefs, intentions or strategies for the future.  Forward-looking statements may be identified by words such as “plans,” “expects,” “believes,” “anticipates,” “estimates,” “projects,” “will,” “should” and other words of similar meaning used in conjunction with, among other things, discussions of future operations, financial performance, product development and new product launches, FDA and other regulatory applications and approvals, market position and expenditures.  Factors that could cause actual results to differ materially from those expressed in any forward-looking statement include the following: lower than expected market acceptance of the Company’s new Galileo Echo instrument, the decision of customers to defer capital spending; the inability of customers to efficiently integrate our instruments into their blood banking operations; increased competition in the sale of instruments and reagents, particularly in North America; product development or regulatory obstacles; the ability to hire and retain key managers; changes in interest rates; fluctuations in foreign currency conversion rates; the ability of the Company’s Japanese subsidiary to attain expected revenue, gross margin and net income levels; the outcome of any legal claims or regulatory investigations known or unknown; delays in regulatory approvals required to move Houston manufacturing to another Company facility; other currently unforeseen events that could delay the move; higher than expected Houston closure costs; higher than expected manufacturing consolidation costs; the unexpected application of different accounting rules; and general economic conditions.  Further risks are detailed in the Company’s filings with the Securities and Exchange Commission.  Investors are cautioned not to place undue reliance on any forward-looking statements.  Immucor assumes no obligation to update any forward-looking statements.

IMMUCOR, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	November 30,	November 30,	November 30,	November 30,
	2007	2006	2007	2006

NET SALES	$61,924	$54,426	$125,556	$105,466

COST OF SALES	20,050	16,583	37,802	33,087

GROSS PROFIT	41,874	37,843	87,754	72,379

OPERATING EXPENSES
Research and development	1,434	1,808	3,489	3,034
Selling and marketing	7,844	6,755	15,413	12,314
Distribution	2,646	2,380	5,330	4,668
General and administrative	6,278	5,291	12,158	10,513
Restructuring expense	192	182	723	569
Amortization expense and other	87	86	173	173
Total operating expenses	18,481	16,502	37,286	31,271

INCOME FROM OPERATIONS	23,393	21,341	50,468	41,108

NON-OPERATING INCOME (EXPENSES)
Interest income	1,131	645	2,244	1,163
Interest expense	(86)	(111)	(181)	(229)
Other, net	268	154	87	94
Total non-operating income	1,313	688	2,150	1,028

INCOME BEFORE INCOME TAXES	24,706	22,029	52,618	42,136
PROVISION FOR INCOME TAXES	8,542	7,927	18,704	15,301
NET INCOME	$16,164	$14,102	$33,914	$26,835

Earnings per share:
Per common share - basic	$0.23	$0.21	$0.49	$0.39
Per common share - assuming dilution	$0.23	$0.20	$0.48	$0.38

IMMUCOR, INC.

Selected Condensed Consolidated Balance Sheet Items

(Amounts in thousands)

	November 30, 2007	May 31, 2007
	(Unaudited)

Cash	$137,778	$113,551
Accounts receivable - trade	53,547	47,768
Inventory	36,337	29,320
Total current assets	237,757	199,820
Property and equipment - net	33,570	30,245
Total assets	321,956	275,478

Accounts payable	8,761	8,056
Total current liabilities	43,132	36,955
Other liabilities	15,703	19,075
Shareholders’ equity	263,121	219,448